Exhibit 99.1

Investor Contact:	Mark Haden
Bunge Limited
914-684-3398
Mark.Haden@Bunge.com

Media Contact:	Susan Burns
Bunge Limited
914-684-3246 Susan.Burns@Bunge.com

www.bunge.com

Bunge Reports Third Quarter Results

White Plains, NY – October 22, 2009 – Bunge Limited (NYSE:BG)

•                  Strong agribusiness results driven by good margins

•                  Fertilizer margins impacted by continued mismatch between current market prices and inventory costs

•                  Reducing full-year earnings guidance based on near-term fertilizer outlook

•      Financial Highlights

(In millions, except per share data and percentages)

	Quarter Ended			Nine Months Ended
	9/30/09	9/30/08	% Change	9/30/09	9/30/08	% Change
Volumes (metric tons)	36,843	35,221	5%	107,599	102,502	5%
Net sales	$11,298	$14,797	(24)%	$31,490	$41,631	(24)%
Total segment EBIT (1),(2)	$209	$247	(15)%	$425	$1,767	(76)%
Agribusiness	$294	$170	73%	$760	$1,035	(27)%
Fertilizer	$(127)	$84	(251)%	$(442)	$610	(172)%
Edible Oil Products	$35	$(29)	221%	$67	$36	86%
Milling Products	$7	$22	(68)%	$40	$86	(53)%

Net income attributable to Bunge(2)	$232	$234	(1)%	$350	$1,274	(73)%
Earnings per common share- diluted (2),(3)	$1.62	$1.70	(5)%	$2.48	$9.26	(73)%

(1)  Total segment earnings before interest and tax (“EBIT”) is a non-GAAP financial measure.  The information required by Regulation G under the Securities Exchange Act of 1934, including a reconciliation to net income attributable to Bunge, is included in the tables attached to this press release.

(2)  Bunge’s results included certain gains and charges that may be of interest to investors. See the Additional Financial Information section included in the tables attached to this press release for more information.

(3)  See Note 2 to the consolidated statements of income attached to this press release for information on the calculation of diluted earnings per share.

•      Overview

Alberto Weisser, Bunge’s Chairman and Chief Executive Officer stated, “Bunge produced mixed results in the third quarter.  Our agribusiness operations performed well during a volatile period, demonstrating the value of our global franchise and the ability of our team to manage risk effectively.  Edible oils also posted a solid quarter.  On the other hand, margins in our fertilizer business continued to be pressured by high-cost inventory and a weak pricing environment.

“After rising during the beginning of the third quarter, international phosphate prices pulled back on lackluster global demand.  This factor, combined with lower demand in the Brazilian fertilizer market due to reduced planting of fertilizer-intensive corn and cotton, as well as farmers’ cautious approach to input purchases, contributed to a weaker than expected domestic pricing environment.  While we expect these conditions to persist in the fourth quarter, our margin structure should reset to more traditional levels in 2010 as we replenish our inventories at market cost.

“We expect the overall environment in 2010 to be one in which Bunge can perform well.  The USDA forecasts demand for soybean meal and vegetable oil to each increase by 4 percent relative to this year.  Despite the anticipation of large crops in the northern and southern hemispheres, global grain and oilseed stocks will remain tight when compared to historical levels.  Futures prices reflect these expectations and, at current levels, should provide attractive margins for farmers and encourage input purchases.

“This quarter we laid the foundation for our new export grain terminal in the U.S. Pacific Northwest.  Building our global grain business is one of our core strategies and this terminal is a significant part of that effort.  When completed, it will handle over 8 million tons of grains and oilseeds a year and serve as an important link between our North American grain business and our customers in Asia.  We are also expanding in food and ingredients.  Earlier this month, we closed on our acquisition of Raisio’s margarine businesses in Europe.  The transaction includes two margarine production facilities and a portfolio of consumer margarine brands.”

•      Third Quarter Results

Agribusiness

Our U.S. and Brazilian grain origination businesses performed well in the quarter, benefiting from a combination of tight soybean supplies in Argentina due to weather-related issues earlier in the year and strong demand from China.  Higher soybean processing results in the U.S. and South America were partially offset by lower softseed processing results in Europe and Canada.  Risk management strategies worked well during a volatile period.  Higher volume in the quarter was primarily attributed to increased sugar merchandising.  Foreign exchange gains of $108 million from U.S. dollar denominated financing of working capital, primarily in our Brazilian subsidiary, resulting from the impact of a 10% appreciation of the real against the U.S. dollar during the quarter, were offset by foreign exchange losses on valuations of commodity inventories included in gross profit.

Third quarter results last year included a $60 million credit resulting from a favorable ruling related to certain transactional taxes in Brazil that were accrued and paid in past years.

Fertilizer

The operating loss in the quarter was due to the continued mismatch between current market prices and inventory costs, which negatively impacted margins.  While lower than expected, volumes increased in the quarter due to a return to a more traditional seasonal sales pattern in which Brazilian farmers purchase more of their fertilizer needs in the second half of the year closer to when they plant their crops.  Bunge’s volumes also benefited from market share gains in some regions of Brazil.  Results included $60 million of net foreign exchange gains resulting from the appreciation of the Brazilian real on U.S. dollar-denominated financing of working capital.  Some offsetting losses to these gains were realized during the quarter as lower gross profit on sales. Noncontrolling interest (previously referred to as minority interest) was a loss in the quarter due to lower results at Fosfertil.

Edible Oil Products

Results were higher in most regions of the world with our businesses in Europe and North America showing the strongest improvement.

Milling Products

Higher corn milling volume was more than offset by lower margins in wheat milling, which suffered from increased competition.

Financial Costs

Interest expense decreased in the quarter due to lower average debt levels, primarily resulting from the drop in prices of agricultural commodity inventories which led to lower average working capital needs, as well as use of a portion of the net proceeds raised from the common share offering in August to repay indebtedness.

Income Taxes

For the quarter, Bunge reported an income tax benefit of $97 million which resulted primarily from the combination of losses in our Brazilian fertilizer business that significantly altered our expected earnings mix among jurisdictions, and a net benefit of approximately $25 million from several discrete items, including the reversal of a valuation allowance at one of our European subsidiaries and the receipt of a favorable ruling in Brazil regarding an uncertain tax position which had been accrued in prior periods.  For the nine months ended September 30, 2009, Bunge had an income tax benefit of $52 million compared to income tax expense of $459 million for the same period in 2008.  The difference was primarily due to significantly lower pre-tax income in 2009, as well as the effects of the change in earnings mix and discrete items mentioned above.

Cash Flow

Cash provided by operating activities in the third quarter of 2009 was $1,207 million compared to cash provided by operating activities of $2,210 million in the same period last year.  For the nine months ended September 30, 2009, cash used by operating activities was $547 million compared to cash provided by operating activities in the same period last year of $1,727 million.  The negative cash flow in 2009 primarily reflects lower accounts payable in fertilizer.

•      Outlook

Jacqualyn Fouse, Chief Financial Officer, stated, “Agribusiness should post a strong finish to the year and food and ingredients should continue its recovery.  The large U.S. harvest will provide our operations with an ample supply of crops to originate, process and distribute to customers around the world.  We expect northern hemisphere agribusiness margins to remain good due to the supply shortage in South America.  However, fertilizer results will be weaker than we previously expected due to a softer pricing environment both internationally and in Brazil.  In consideration of this fertilizer outlook, we have revised our 2009 full-year earnings guidance from $4.90 to $5.40 per share which was based on an estimated weighted average of approximately 138 million shares outstanding to $3.10 to $3.50 per share based on an estimated weighted average of approximately 128 million shares outstanding.  This revised guidance is based on our expectation that our convertible preference shares will not be dilutive under the ‘if-converted’ EPS calculation method and assumes an income tax benefit for the year in the range of 14% to 18%.  For comparative purposes, if the convertible preferred shares were expected to be dilutive, EPS would be calculated based on net income attributable to Bunge in the range of $475 to $525 million (which is before deducting $78 million of preferred dividends) and an estimated weighted average of approximately 143 million shares outstanding.”

Conference Call and Webcast Details

Bunge Limited’s management will host a conference call at 10:00 a.m. EDT on October 22 to discuss the company’s results.

Additionally, a slide presentation to accompany the discussion of the third quarter financial results can be found in the “Investor Information” section of our Web site, www.Bunge.com, under “Investor Presentations.”

To listen to the conference call, please dial (877) 852-6580.  If you are located outside of the United States or Canada, dial (719) 325-4838.  Please dial in five to 10 minutes before the scheduled start time. When prompted, enter confirmation code 4510637. The conference call will also be available live on the company’s Web site at www.Bunge.com.

To access the webcast, click the “Investor Information” link on the Bunge homepage, then select “Webcasts and News Alerts”.  Click on the link for the “Q3 2009 Bunge Limited Conference Call,” and follow the prompts to join the call. Please go to the Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software.

For those who cannot listen to the live broadcast, a replay of the call will be available later in the day on October 22, 2009, and continuing through November 21, 2009.  To listen to the replay, please dial (888) 203-1112 or, if located outside of the United States or Canada, dial (719) 457-0820.  When prompted, enter confirmation code 4510637.  A rebroadcast of the conference call will also be available on the company’s Web site.  To locate the rebroadcast, click on the “Investor Information” link on the Bunge homepage then select “Audio Archives”.  Follow the prompts to access the replay.

About Bunge Limited

Bunge Limited (www.Bunge.com, NYSE: BG) is a leading global agribusiness and food company founded in 1818 and headquartered in White Plains, New York.  Bunge’s 25,000 employees in over 30 countries enhance lives by improving the global agribusiness and food production chain.  The company supplies fertilizer to farmers; originates, transports and processes oilseeds, grains and other agricultural commodities; produces food products for commercial customers and consumers; and supplies raw materials and services to the biofuels industry.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements.  All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities.  We have tried to identify these forward-looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions.  These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.  The following important factors, among others, could affect our business and financial performance: industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business, fluctuations in energy and freight costs and competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional agricultural, economic, financial and commodities market, political, social and health conditions; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies, tax regulations and biofuels legislation; and other factors affecting our business generally.  The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

###

Additional Financial Information

The following table provides a summary of certain gains and charges that may be of interest to investors.  The table includes a description of these items and their effect on total segment EBIT, income from operations before income tax, net income attributable to Bunge and earnings per share for the quarter and nine months ended September 30, 2009 and 2008.

(In millions, except per share data)	Total Segment EBIT		Income From Operations Before Income Tax		Net Income Attributable to Bunge		Earnings Per Share Diluted
Quarter Ended September 30:	2009	2008	2009	2008	2009	2008	2009	2008
Transactional tax credit (1)	$—	$62	$—	$62	$—	$41	$—	$0.30
Total	$—	$62	$—	$62	$—	$41	$—	$0.30

(In millions, except per share data)	Total Segment EBIT		Income From Operations Before Income Tax		Net Income Attributable to Bunge		Earnings Per Share Diluted
Nine Months Ended September 30:	2009	2008	2009	2008	2009	2008	2009	2008
Transactional tax credit (1)	$32	$190	$32	$190	$21	$131	$0.16	$0.95
Gain on sale of land (2)	—	14	—	14	—	9	—	0.07
Total	$32	$204	$32	$204	$21	$140	$0.16	$1.02

(1)        In the second quarter of 2009, Bunge reversed a $32 million provision recorded in selling, general and administrative expenses, related to transactional taxes in its fertilizer segment, which resulted from new Brazilian legislation.  As a result of favorable rulings in 2008 related to certain transactional taxes in Brazil that were accrued and paid in past years, Bunge recorded $117 million and $11 million in cost of goods sold in its agribusiness and its milling products segments, respectively, pertaining to transactional tax credits on sales and $60 million and $2 million in selling, general and administrative expenses in its agribusiness and edible oil products segment, respectively, pertaining to transactional tax credits on financial transactions.

(2)        In the second quarter of 2008, Bunge recorded a gain on sale of land in its edible oil products segment.

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share data and percentages)

(Unaudited)

	Quarter Ended September 30,		Percent	Nine Months Ended September 30,		Percent
	2009	2008	Change	2009	2008	Change

Net sales	$11,298	$14,797	(24)%	$31,490	$41,631	(24)%
Cost of goods sold	(10,955)	(13,588)	(19)%	(30,600)	(38,104)	(20)%

Gross profit	343	1,209	(72)%	890	3,527	(75)%
Selling, general and administrative expenses	(349)	(382)	(9)%	(952)	(1,244)	(23)%
Interest income	20	57	(65)%	96	159	(40)%
Interest expense (Note 1)	(79)	(97)	(19)%	(212)	(285)	(26)%
Foreign exchange gain (loss)	169	(471)		470	(206)
Other income (expense)-net	(4)	(1)		(12)	(13)

Income from operations before income tax	100	315	(68)%	280	1,938	(86)%
Income tax benefit (expense)	97	(5)		52	(459)

Income from operations after income tax	197	310	(36)%	332	1,479	(78)%
Equity in earnings of affiliates	—	14	(100)%	11	27	(59)%

Net income	197	324	(39)%	343	1,506	(77)%
Net loss (income) attributable to noncontrolling interest	35	(90)		7	(232)

Net income attributable to Bunge	232	234	(1)%	350	1,274	(73)%
Convertible preference share dividends	—	(19)		(39)	(58)
Net income available to Bunge common shareholders	$232	$215	8%	$311	$1,216	(74)%

Earnings per common share – diluted (Note 2):
Earnings to Bunge common shareholders	$1.62	$1.70	(5)%	$2.48	$9.26	(73)%

Weighted–average common shares outstanding-diluted (Note 2)	143,540,130	137,839,070		132,501,800	137,634,556

Note 1:       Includes interest expense on readily marketable inventories of $34 million and $30 million for the quarter ended September 30, 2009 and 2008, respectively, and $62 million and $93 million for the nine months ended September 30, 2009 and 2008, respectively.

Note 2:       Weighted-average common shares outstanding-diluted for the quarter ended September 30, 2009 includes the dilutive effect of approximately 14.6 million weighted average common shares that would be issuable upon conversion of Bunge’s convertible preference shares because the effect of the conversion would have been dilutive.  Weighted-average common shares outstanding-diluted for the nine months ended September 30, 2009 includes the dilutive effect of approximately 7.5 million weighted average common shares that would be issuable upon conversion of Bunge’s convertible perpetual preference shares because the effect of the conversion would have been dilutive.  Weighted-average common shares outstanding-diluted for the quarter and nine months ended September 30, 2008 includes the dilutive effect of approximately 14.6 million weighted average common shares that would be issuable upon conversion of Bunge’s convertible preference shares because the effect of the conversion would have been dilutive.

CONSOLIDATED SEGMENT INFORMATION

(In millions, except volumes and percentages)

(Unaudited)

Set forth below is a summary of certain items in our consolidated statements of income and volumes by reportable segment.

	Quarter Ended September 30,		Percent	Nine Months Ended September 30,		Percent
	2009	2008	Change	2009	2008	Change
Volumes (in thousands of metric tons):
Agribusiness	30,493	29,683	3%	91,723	86,501	6%
Fertilizer	3,814	3,082	24%	8,301	8,748	(5)%
Edible oil products	1,465	1,452	1%	4,241	4,281	(1)%
Milling products	1,071	1,004	7%	3,334	2,972	12%
Total	36,843	35,221	5%	107,599	102,502	5%

Net sales:
Agribusiness	$8,133	$10,152	(20)%	$23,070	$28,894	(20)%
Fertilizer	1,190	1,899	(37)%	2,730	4,875	(44)%
Edible oil products	1,572	2,232	(30)%	4,534	6,411	(29)%
Milling products	403	514	(22)%	1,156	1,451	(20)%
Total	$11,298	$14,797	(24)%	$31,490	$41,631	(24)%

Gross profit:
Agribusiness	$353	$534	(34)%	$1,071	$1,743	(39)%
Fertilizer	(162)	543	(130)%	(567)	1,314	(143)%
Edible oil products	112	84	33%	274	306	(10)%
Milling products	40	48	(17)%	112	164	(32)%
Total	$343	$1,209	(72)%	$890	$3,527	(75)%

Selling, general and administrative expenses:
Agribusiness	$(163)	$(174)	(6)%	$(517)	$(641)	(19)%
Fertilizer	(76)	(78)	(3)%	(151)	(243)	(38)%
Edible oil products	(78)	(102)	(24)%	(211)	(278)	(24)%
Milling products	(32)	(28)	14%	(73)	(82)	(11)%
Total	$(349)	$(382)	(9)%	$(952)	$(1,244)	(23)%

Foreign exchange gain (loss):
Agribusiness	$108	$(192)		$226	$(33)
Fertilizer	60	(270)		246	(169)
Edible oil products	2	(9)		(1)	(4)
Milling products	(1)	—		(1)	—
Total	$169	$(471)		$470	$(206)

Equity in earnings of affiliates:
Agribusiness	$(1)	$7	(114)%	$(7)	$9	(178)%
Fertilizer	—	2	(100)%	1	6	(83)%
Edible oil products	—	4	(100)%	14	9	56%
Milling products	1	1	—%	3	3	—%
Total	$—	$14	(100)%	$11	$27	(59)%

Noncontrolling interest:
Agribusiness	$(2)	$(6)		$(12)	$(23)
Fertilizer	54	(112)		36	(294)
Edible oil products	(2)	(4)		(6)	(7)
Milling products	—	—		—	—
Total	$50	$(122)		$18	$(324)

	Quarter Ended September 30,		Percent	Nine Months Ended September 30,		Percent
	2009	2008	Change	2009	2008	Change
Other income/(expense):
Agribusiness	$(1)	$1		$(1)	$(20)
Fertilizer	(3)	(1)		(7)	(4)
Edible oil products	1	(2)		(3)	10
Milling products	(1)	1		(1)	1
Total	$(4)	$(1)		$(12)	$(13)

Segment earnings before interest and tax:
Agribusiness	$294	$170	73%	$760	$1,035	(27)%
Fertilizer	(127)	84	(251)%	(442)	610	(172)%
Edible oil products	35	(29)	221%	67	36	86%
Milling products	7	22	(68)%	40	86	(53)%
Total (Note 1)	$209	$247	(15)%	$425	$1,767	(76)%

Reconciliation of total segment earnings before interest and tax:
Total segment earnings before interest and tax	$209	$247		$425	$1,767
Interest income	20	57		96	159
Interest expense	(79)	(97)		(212)	(285)
Income tax benefit (expense)	97	(5)		52	(459)
Noncontrolling interest share of interest and tax	(15)	32		(11)	92
Net income attributable to Bunge	$232	$234		$350	$1,274

Depreciation, depletion and amortization:
Agribusiness	$(50)	$(48)	4%	$(141)	$(144)	(2)%
Fertilizer	(40)	(44)	(9)%	(106)	(130)	(18)%
Edible oil products	(18)	(20)	(10)%	(52)	(56)	(7)%
Milling products	(11)	(5)	120%	(20)	(14)	43%
Total	$(119)	$(117)	2%	$(319)	$(344)	(7)%

Note 1:

Total segment earnings before interest and tax (“EBIT”) is a non-GAAP measure and is not intended to replace net income attributable to Bunge, the most directly comparable GAAP measure. The information required by Regulation G under the Securities Exchange Act of 1934, including the reconciliation to net income attributable to Bunge, is included under the caption “Reconciliation of Non-GAAP Measures.”

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	September 30,	December 31,	September 30,
	2009	2008	2008
ASSETS
Current assets:
Cash and cash equivalents	$1,101	$1,004	$1,494
Trade accounts receivable	2,381	2,350	3,536
Inventories (1)	4,835	5,653	6,995
Deferred income taxes	296	268	430
Other current assets (2)	3,893	3,901	4,827
Total current assets	12,506	13,176	17,282

Property, plant and equipment, net	5,051	3,969	4,298
Goodwill	377	325	366
Other intangible assets, net	152	107	115
Investments in affiliates	801	761	779
Deferred income taxes	1,150	864	771
Other non-current assets	1,823	1,028	1,029
Total assets	$21,860	$20,230	$24,640

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$430	$473	$765
Current portion of long-term debt	23	78	567
Trade accounts payable	3,106	4,158	5,634
Deferred income taxes	106	104	225
Other current liabilities	3,021	3,261	3,873
Total current liabilities	6,686	8,074	11,064

Long-term debt	3,625	3,032	2,961
Deferred income taxes	164	132	164
Other non-current liabilities	992	864	981

Total Bunge shareholders’ equity	9,522	7,436	8,710
Noncontrolling interest	871	692	760
Total equity	10,393	8,128	9,470
Total liabilities and shareholders’ equity	$21,860	$20,230	$24,640

Note 1:	Includes readily marketable inventories of $2,568 million, $2,741 million and $3,142 million at September 30, 2009, December 31, 2008 and September 30, 2008, respectively.

Note 2:	Includes marketable securities of $7 million, $14 million and $43 million at September 30, 2009, December 31, 2008 and September 30, 2008, respectively.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Nine Months Ended September 30,
	2009	2008
OPERATING ACTIVITIES
Net income	$343	$1,506
Adjustments to reconcile net income to cash (used for) provided by operating activities:
Foreign exchange gain on debt	(594)	90
Impairment of assets	—	6
Bad debt expense	41	68
Depreciation, depletion and amortization	319	344
Stock-based compensation expense	16	56
Recoverable taxes provision	41	(19)
Deferred income taxes	(163)	(22)
Equity in earnings of affiliates	(11)	(27)
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable	152	(1,255)
Inventories	1,619	(1,453)
Prepaid commodity purchase contracts	19	268
Secured advances to suppliers	220	(5)
Trade accounts payable	(1,544)	1,997
Advances on sales	23	171
Unrealized net gain/loss on derivative contracts	(145)	(322)
Margin deposits	(348)	44
Accrued liabilities	4	190
Other—net	(539)	90
Cash (used for) provided by operating activities	(547)	1,727
INVESTING ACTIVITIES
Payments made for capital expenditures	(596)	(594)
Investments in affiliates	(6)	(68)
Acquisitions of businesses (net of cash acquired)	(22)	(61)
Related party loans	(19)	30
Proceeds from disposal of property, plant and equipment	39	36
Proceeds from investments	92	2
Cash used for investing activities	(512)	(655)
FINANCING ACTIVITIES
Net proceeds/(repayments) in short-term debt with maturities of 90 days or less	(198)	(586)
Proceeds from short-term debt with maturities greater than 90 days	986	1,209
Repayments of short-term debt with maturities greater than 90 days	(891)	(405)
Proceeds from long-term debt	2,885	1,757
Repayment of long-term debt	(2,359)	(2,205)
Proceeds from sale of common shares	762	7
Dividends paid to preference shareholders	(58)	(61)
Dividends paid to common shareholders	(74)	(64)
Dividends paid to noncontrolling interest	(4)	(153)
Other	20	38
Cash provided by (used for) financing activities	1,069	(463)
Effect of exchange rate changes on cash and cash equivalents	87	(96)
Net increase in cash and cash equivalents	97	513
Cash and cash equivalents, beginning of period	1,004	981
Cash and cash equivalents, end of period	$1,101	$1,494

Reconciliation of Non-GAAP Measures

This earnings release contains total segment earnings before interest and tax (“EBIT”), which is “non-GAAP financial measures” as this term is defined in Regulation G of the Securities Exchange Act of 1934.  In accordance with Regulation G, Bunge has reconciled this non-GAAP financial measure to the most directly comparable U.S. GAAP measures.

Total segment earnings before interest and tax

Total segment EBIT is consolidated net income attributable to Bunge excluding interest income and expense and income tax attributable to each segment.

Total segment EBIT is a non-GAAP financial measure and is not intended to replace net income attributable to Bunge, the most directly comparable GAAP financial measure.  Total segment EBIT is an operating performance measure used by Bunge’s management to evaluate its segments’ operating activities.  Bunge believes EBIT is a useful measure of its segments’ operating profitability, since the measure reflects equity in earnings of affiliates and minority interest and excludes income tax.  Income tax is excluded as management believes income tax is not material to the operating performance of its segments.  Interest income and expense have become less meaningful to the segments’ operating activities as Bunge is financing more of its working capital with equity rather than debt.  In addition, EBIT is a financial measure that is widely used by analysts and investors in Bunge’s industries.  Total segment EBIT is not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net income or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of total segment EBIT to net income attributable to Bunge:

	Quarter Ended September 30,		Nine Months Ended September 30,
(In millions)	2009	2008	2009	2008
Total segment EBIT	$209	$247	$425	$1,767
Interest income	20	57	96	159
Interest expense	(79)	(97)	(212)	(285)
Income tax benefit (expense)	97	(5)	52	(459)
Noncontrolling interest share of interest and tax	(15)	32	(11)	92
Net income attributable to Bunge	$232	$234	$350	$1,274